Exhibit 99.1

PEPSICO PORTFOLIO DELIVERS STRONG Q2 RESULTS

Q2 EPS UP 12% TO $0.61 AND REVENUE UP 8%

•	Volume up 8% in second quarter driven by International

•	Solid price/mix realization across North American businesses

•	Division operating profit up 11%

•	Net income up 12%

PURCHASE, NY (July 15, 2004) — PepsiCo delivered a strong second quarter with double-digit earnings per share growth of 12%, to $0.61 on a fully diluted basis. Top-line momentum continued as revenues grew 8%. Year to date, earnings per share were up 13% to $1.07, and revenues were up over 9%.

Chairman and Chief Executive Officer Steve Reinemund said, “I am pleased with our performance this year. The PepsiCo portfolio continues to deliver very strong top and bottom line results.”

Reinemund continued, “Consistent with our first half results, our outlook for 2004 remains very positive. We are targeting 2004 EPS to be at least $2.29, and cash from operating activities to be about $4.9 billion. After net capital expenditures, we expect operating cash flows to be approximately $3.4 billion. Furthermore, PepsiCo will continue to return cash to shareholders through both the recently increased dividend and continued execution of the share repurchase program.”

TOTAL PEPSICO RESULTS

(In millions)

	Twelve Weeks			Twenty-Four Weeks
	Q2 2004	Q2 2003	Percent Change	YTD 2004	YTD 2003	Percent Change
Revenue	$7,070	$6,538	8%	$13,201	$12,068	9%
Div. Op. Profit	$1,553	$1,399	11%	$2,827	$2,501	13%
Net Income	$1,059	$944	12%	$1,863	$1,642	13%

Volume was very strong during the second quarter, with total servings of products sold worldwide up 8%, driven in part by strong International results. Servings of snacks worldwide grew 6% for the quarter, while worldwide servings of beverages grew 10%. Year to date, total volume growth was almost 8% with worldwide snacks growing 6% and worldwide beverages 9%.

Revenue for the second quarter rose 8% to approximately $7.1 billion. The revenue increase reflects the volume growth, positive price/mix, and net favorable foreign exchange. Year to date, revenue growth is over 9%. A net improvement in foreign exchange rates contributed 1 percentage point of growth in the second quarter, and almost 2 points of growth year to date.

Division operating profit in the second quarter rose 11%, to $1.6 billion. Division margins expanded 60 basis points, reflecting leverage from the increased volume and positive mix. Year to date, division operating profits increased 13%, with an improvement in operating margins of approximately 70 basis points. Foreign currency exchange rates had no impact in the second quarter, and improved profit growth by 1 percentage point year to date.

Net income increased 12% for the quarter, and 13% year to date due to the total operating profit growth and a lower effective tax rate.

FRITO-LAY NORTH AMERICA (FLNA)

(In millions)

	Twelve Weeks			Twenty-Four Weeks
	Q2 2004	Q2 2003	Percent Change	YTD 2004	YTD 2003	Percent Change
Revenue	$2,235	$2,149	4%	$4,379	$4,177	5%
Operating Profit	$560	$530	6%	$1,070	$1,002	7%

FLNA Q2 2004 Highlights
• Solid salty volume and revenue growth
• Weak performance in non-salty, “add more” initiatives
• Strong salty price/mix realization
• Productivity programs partially offset by higher raw material costs
• Margin expansion limited to 30 basis points due to Quaker snacks performance and higher raw material costs

FLNA had solid core salty growth in the second quarter, gaining one additional point of salty snack market share in the measured channels. However, the salty performance was partially offset by weakness in Quaker snacks delivered through the warehouse selling system. Overall, total volume growth was 1.5%, with the weakness in Quaker snacks reducing volume and revenue by approximately one point. Year to date, volume growth is nearly 3%.

The second quarter revenue growth of 4% reflects increased pricing/mix and volume. Year to date, revenue growth is approximately 5%.

Growth in the core Salty Snack business during the quarter came primarily from:

•	The continuing introduction of Lay’s STAX Potato Crisps;
•	The successful introduction of new Doritos Rollitos, which provides all the flavor and fun of Doritos in a convenient new “poppable” form and package type; and
•	Continued growth of Tostitos Tortilla Chips and Dips, Variety Packs, Lay’s Classic Potato Chips and Munchies Snack Mix; partially offset by declines in Doritos, Fritos and Rold Gold.

Within the “Add More” portfolio, Frito-Lay nuts and Obertos meat snacks sold through the direct-to-store system continued to have robust growth.

The weakness in Quaker snacks was driven by two 2003 new product introductions—Crisp’ums and Fruit & Oatmeal Toastables— that are not meeting expectations. The weak second quarter 2004 results on these products compare unfavorably to the year-ago introductory volumes. The impact of this negative overlap is expected to moderate over the balance of year.

In addition, the Quaker bar businesses and Quakes lite snacks had declines in the quarter. The overall Quaker Snacks performance should improve due to bar innovation,

including Quaker Q-Smart low carbohydrate bars, and Fruit and Oatmeal low-sugar bars; Quaker Soy Crisps growth; and strong back-to-school and holiday programming.

FLNA operating profit grew 6% in the second quarter due to price/mix and volume realization. Manufacturing productivity mitigated ongoing raw material cost inflation, largely in cooking oil. Quaker snack performance reduced operating profits by two points of growth in the quarter. Year to date, operating profit grew approximately 7%. Going forward, FLNA intends to help offset on-going raw material inflation with selected tactical pricing.

Over the balance of the year, FLNA will continue media and promotional support across the Lay’s trademark, for Lay’s Classic Potato Chips and Stax. A fifth Stax flavor — Salt and Vinegar — is now entering the market, and a new Lay’s Classic Cheddar and Sour Cream flavor will be introduced in the fourth quarter. Tostitos will be enhanced with new packaging, strong promotional tie-ins with both College Football and the NFL, and additional manufacturing capacity for the very successful Tostitos Scoops offering. The Doritos program includes continued support for Rollitos, and a new Pepper Jack flavor variety on the base brand. Sensible snack offerings will be strengthened with a number of initiatives, including: (1) the re-stage of WOW! to the “LIGHT” line; (2) the New EDGE product-line with 60% fewer carbohydrates in Doritos, Tostitos, and Cheetos that is now available nationally; and (3) the expansion of the BAKED! Line with the addition of BAKED! Crunchy Cheetos.

PEPSICO BEVERAGES NORTH AMERICA (PBNA)

(In millions)

	Twelve Weeks			Twenty-Four Weeks
	Q2 2004	Q2 2003	Percent Change	YTD 2004	YTD 2003	Percent Change
Revenue	$2,134	$1,962	9%	$3,852	$3,507	10%
Operating Profit	$534	$475	12%	$918	$796	15%

PBNA Q2 2004 Highlights
• Exceptionally strong 7% total volume growth
• All three CSD trademarks contributed to 4% CSD growth, led by Trade Mark Pepsi
• Industry-leading non-carb portfolio delivers 14% growth
• Operating margin improvement of 80 basis points

PepsiCo Beverages North America delivered another quarter of strong top-line and bottom-line performance. Revenue growth of 9% reflects the volume growth plus continued positive mix shifts to non-carbonated beverages, higher-revenue packages and Diet Carbonated Soft Drinks (CSDs).

Non-carbonated beverage case sales climbed 14% in the quarter, led by:

•	Gatorade, which gained market share in the second quarter and delivered double digit volume growth, fueled by innovation from the X-Factor sub-line, new flavors of All*Stars, and ESPN 25th anniversary promotional activity;
•	Accelerated volume growth by Aquafina, the leading PET water brand, led by the new ½ liter 24 pack package;
•	Very strong growth in Propel Fitness Water line, driven by new flavors, distribution gains, and a strong advertising campaign; and
•	The successful launch of the new line of Tropicana juice drinks distributed through the bottling system.

Carbonated soft drink case sales grew almost 4% in the quarter, with contributions from all three Trademarks.

•	Trademark Pepsi grew in the mid-single-digit range, with strong performance from Diets and the continuing introduction of Pepsi Vanilla;
•	In the second year of its national launch, Trademark Sierra Mist posted high single-digit volume growth and gained share in the quarter;
•	Trademark Dew experienced low-single-digit volume growth; and
•	Across all trademarks, Diet CSDs posted double digit growth.

On a year-to-date basis, PBNA volume is up 6%, with CSDs up almost 3% and non-carbs up nearly 14%.

Based on this robust volume growth, PBNA maintained its leading share of the liquid refreshment beverage category in U.S. measured channels*, increasing total share by one-half point to 25.7% on a year-to-date basis.

Operating profit growth of 12% reflects volume growth, favorable product and package mix, and cost productivity. Year-to-date operating profit is up 15%.

Over the balance of the year, PBNA faces the challenge of lapping the successful 2003 launch of Pepsi Vanilla and the “Pepsi. It’s the Cola” ad campaign. The plan is to meet this challenge with innovation and promotions that include:

•	Pepsi Edge, the new mid-calorie cola with “half the sugar and calories but full cola taste,” was launched in June, with an introductory ad campaign that recently debuted over the July 4th weekend.
•	A “limited time only” innovation, grape-infused Mountain Dew Pitch Black, available during the Halloween holiday.
•	Two very successful promotions from 2003 will be back this year: “Pepsi Play for a Billion,” which culminates in a game show on ABC in September, and our “Pepsi Smash” branded music series on the WB network.
•	A new Aquafina TV advertising campaign that debuted this week during the Major League Baseball All-Star Game.
•	Power of One promotions for all key holidays.
•	A reformulated Tropicana Pure Premium Light & Healthy, with 50% less sugar and calories than regular Pure Premium, was launched this month.

*	IRI for Food/Drug/Mass (excluding Wal*Mart) and ACNielsen for Convenience & Gas.

PEPSICO INTERNATIONAL (PI)

(In millions)

	Twelve Weeks			Twenty-Four Weeks
	Q2 2004	Q2 2003	Percent Change	YTD 2004	YTD 2003	Percent Change
Revenue	$2,398	$2,118	13%	$4,289	$3,702	16%
Operating Profit	$368	$300	23%	$625	$491	27%

PI Q2 2004 Highlights
• Very strong top-line growth across all regions, both in snacks and beverages
• Operating margin improved 120 basis points
• Modest foreign exchange favorability
• Positive impact from snacks & beverages integration

The volume growth in the second quarter was across all regions as detailed below:

	Q2 2004		Q2 YTD 2004
	Snacks (Kilos)	Beverages (BCS)	Snacks (Kilos)	Beverages (BCS)
Latin America	11%	7%	9%	9%
Europe, Mideast & Africa	8%	16%	9%	16%
Asia Pacific	21%	14%	23%	14%

Total Snacks & Beverages	11%	13%	10%	13%

The key drivers of this strong, balanced volume growth in the second quarter includes:

•	International Snack volume up 11%. Double-digit growth in Latin America was driven by the successful relaunch of potato chips at Sabritas in Mexico, the launch of a new “flat” potato chip in Brazil to complement the existing Ruffles brand, and high-single-digit growth at Gamesa from successful local innovation. Growth in the Europe, Middle East & Africa region was led by double-digit growth in Egypt and Turkey, while innovation and promotional activities led high-single-digit growth at Walkers in the UK. India led double digit Asia Pacific region growth, with a strong contribution from China.

•	International Beverage volume up 13%. In Latin America, the launch of the redesigned PET bottle in Mexico and Venezuela led high-single-digit region growth. In the Europe, Middle East & Africa region, the double-digit volume growth was led by strong performance across the Middle East and in the United Kingdom. In addition, volume in Germany is rebounding from the impact of the bottle deposit legislation initiated in 2003. China and India led the double digit growth in the Asia Pacific region.

Year to date, snacks volumes grew 10%, and beverage volumes grew 13%.

PI revenue growth of 13% in the quarter was primarily volume-driven, with favorable foreign exchange contributing approximately three percentage points. Year to date, revenue grew 16%, with favorable foreign exchange contributing close to five percentage points of growth.

PI operating profits grew 23% in the second quarter, driven by volume and positive mix. Favorable foreign exchange increased operating profits by almost one percentage point. Year to date, operating profits grew 27%, with favorable foreign exchange contributing approximately 4 percentage points of growth.

QUAKER FOODS NORTH AMERICA (QFNA)

(in millions)

	Twelve Weeks			Twenty-Four Weeks
	Q2 2004	Q2 2003	Percent Change	YTD 2004	YTD 2003	Percent Change
Revenue	$303	$309	(2%)	$681	$680	Flat
Operating Profit	$ 91	$ 94	(2%)	$214	$212	1%

In the second quarter, Quaker Foods North America experienced a 2% decline in both volume and revenue. Volume declines were driven by continued softness in Pasta Roni and Near East side dishes. Ready-To-Eat cereal volume declined, as softness in Cap’n Crunch was offset by the successful introduction of Honey Graham Life cereal. On a year-to-date basis, both revenue and volume were flat.

Second quarter operating profit decreased 2%, principally due to reduced revenue. Year-to-date operating profit grew by 1%.

Over the balance of the year, Quaker Foods will address consumer demand for products with less sugar and higher-protein content. In the third quarter, it will launch Quaker Instant Oatmeal that is 50% lower in sugar than regular instant oatmeal, as well as “Cheesy Pleasers,” a line of cheese-enriched Rice-a-Roni side dishes.

CORPORATE

Corporate Unallocated Expense.    Corporate unallocated expenses increased by 37% in the second quarter, to $132 million, driven by higher pension expenses, net foreign exchange losses, and costs associated with the business process transformation initiative.

Equity Income.    Bottling equity income increased 11% to $106 million in the quarter, primarily as a result of strong bottler performance.

Interest Expense.    Interest expense was largely flat in the quarter as higher average debt levels were offset by lower average debt rates.

Interest Income.    Interest income decreased by $3 million in the quarter as a result of a decrease in the market value of investments used to offset a portion of the deferred compensation liability. The related deferred compensation costs are reported in Corporate Unallocated Expenses. This decline was partially offset by income from higher average balances of other investments.

Tax Rate.    PepsiCo’s effective tax rate in the quarter is 29.5%, 1.3 points lower than last year. The main drivers of this improvement are increased benefits from concentrate operations and changes arising from our recent agreement with the IRS.

Cash Flow.    The year-to-date cash flow from operating activities was $1,530 million, compared to $1,699 million through the second quarter of 2003. Cash flow less net capital spending, or management operating cash flow, was $1,091 million year to date, compared to $1,133 million in the first half of 2003. The modest year-over-year decrease in cash flow is driven largely by a tax payment of $760 million relating to our 2003 IRS settlement that was offset in part by strong business results, lower capital spending, and working capital management.

Shares Outstanding.    The weighted average diluted number of shares outstanding during the second quarter of 2004 increased by 7 million shares to 1,743 million shares. The weighted average basic shares outstanding declined by 16 million shares driven by the on-going stock repurchase program. Total dilutive securities increased by 23 million shares versus the second quarter of 2003, largely due to the impact of a higher average stock price on options outstanding (See attachment A-5 for additional details). The share repurchase program continues and, year-to-date through July 9, over $2.0 billion has been used to repurchase over 38 million shares.

Miscellaneous

Conference Call.    At 11 a.m. (Eastern time) today, management will host a conference call with investors to discuss second-quarter 2004 results and the outlook for balance of year. For details, visit our site on the Internet at www.pepsico.com.

Reconciliation. In discussing these financial results, management may refer to certain non-GAAP measures. A reconciliation of any such non-GAAP measures to PepsiCo’s reported financials is attached and can be found under “Press Releases” on the Company’s website at www.pepsico.com in the “Investors” section.

PepsiCo

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $27 billion. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 16 brands that each generate $1 billion or more in annual retail sales.

Cautionary Statement

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, for a discussion of specific risks that may affect our performance.

# # # #

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Income

(in millions except per share amounts, unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/12/04	6/14/03	6/12/04	6/14/03
Net Revenue	$7,070	$6,538	$13,201	$12,068
Cost and Expenses
Cost of sales	3,213	2,992	6,024	5,526
Selling, general and administrative expenses	2,403	2,209	4,564	4,138
Amortization of intangible assets	33	35	65	65
Merger-related costs	—	11	—	22

Operating Profit	1,421	1,291	2,548	2,317

Bottling Equity Income	106	95	145	110
Interest Expense	(37)	(37)	(72)	(74)
Interest Income	12	15	22	22

Income before Income Taxes	1,502	1,364	2,643	2,375

Provision for Income Taxes	443	420	780	733

Net Income	$1,059	$944	$1,863	$1,642

Diluted
Net Income Per Common Share	$0.61	$0.54	$1.07	$0.95
Average Shares Outstanding	1,743	1,736	1,740	1,733

PepsiCo, Inc. and Subsidiaries

Supplemental Financial Information

(in millions, unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/12/04	6/14/03	6/12/04	6/14/03
Net Revenue

Frito-Lay North America	$2,235	$2,149	$4,379	$4,177
PepsiCo Beverages North America	2,134	1,962	3,852	3,507
PepsiCo International	2,398	2,118	4,289	3,702
Quaker Foods North America	303	309	681	680

Division Net Revenue	7,070	6,538	13,201	12,066
Divested Businesses	—	—	—	2

Total Net Revenue	$7,070	$6,538	$13,201	$12,068

Operating Profit

Frito-Lay North America	$560	$530	$1,070	$1,002
PepsiCo Beverages North America	534	475	918	796
PepsiCo International	368	300	625	491
Quaker Foods North America	91	94	214	212

Division Operating Profit	1,553	1,399	2,827	2,501
Corporate unallocated	(132)	(97)	(279)	(188)
Merger-related costs	—	(11)	—	(22)
Divested businesses	—	—	—	26

Total Operating Profit	$1,421	$1,291	$2,548	$2,317

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(in millions, unaudited)

	24 Weeks Ended
	6/12/04	6/14/03
Operating Activities
Net income	$1,863	$1,642
Adjustments
Depreciation and amortization	568	536
Stock-based compensation expense	175	200
Merger-related costs	—	22
Cash payments for merger-related costs and restructuring charges	(43)	(67)
Bottling equity income, net of dividends	(117)	(90)
Deferred income taxes	(40)	(84)
Net change in operating working capital (a)	(1,134)	(558)
Other, net	258	98

Net Cash Provided by Operating Activities	1,530	1,699

Investing Activities
Capital spending	(452)	(578)
Sales of property, plant and equipment	13	12
Acquisitions and investments in noncontrolled affiliates	(27)	(16)
Divestitures	—	46
Short-term investments, net	(52)	(753)

Net Cash Used for Investing Activities	(518)	(1,289)

Financing Activities
Proceeds from issuances of long-term debt	499	5
Payments of long-term debt	(137)	(539)
Short-term borrowings, net	211	38
Cash dividends paid	(549)	(518)
Share repurchases – common	(1,713)	(468)
Share repurchases – preferred	(17)	(7)
Proceeds from exercises of stock options	725	254

Net Cash Used for Financing Activities	(981)	(1,235)

Effect of Exchange Rate Changes	(11)	25

Net Increase/(Decrease) in Cash and Cash Equivalents	20	(800)

Cash and Cash Equivalents – Beginning of year	820	1,638

Cash and Cash Equivalents – End of period	$ 840	$ 838

(a)	The 24 weeks in 2004 includes a tax payment of $760 million as a result of our 2003 settlement with the Internal Revenue Service.

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in millions)

	6/12/04	12/27/03
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$840	$820
Short-term investments, at cost	1,239	1,181

	2,079	2,001
Accounts and notes receivable, net	3,360	2,830
Inventories
Raw material	681	618
Work-in-process	282	160
Finished goods	727	634

	1,690	1,412
Prepaid expenses and other current assets	660	687
Total Current Assets	7,789	6,930
Property, plant and equipment, net	7,737	7,828
Amortizable intangible assets, net	646	718
Goodwill	3,790	3,796
Other nonamortizable intangibles	880	869

	4,670	4,665
Investments in noncontrolled affiliates	3,023	2,920
Other assets	2,140	2,266

Total Assets	$26,005	$25,327

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term borrowings obligations	$424	$591
Accounts payable and other current liabilities	5,327	5,213
Income taxes payable	91	611

Total Current Liabilities	5,842	6,415
Long-term debt obligations	2,445	1,702
Other liabilities	4,202	4,075
Deferred income taxes	1,191	1,261

Total Liabilities	13,680	13,453
Preferred stock, no par value	41	41
Repurchased preferred stock	(80)	(63)
Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	486	548
Retained earnings	17,157	15,961
Accumulated other comprehensive loss	(1,335)	(1,267)

	16,338	15,272
Less: Repurchased shares	(3,974)	(3,376)

Total Common Shareholders’ Equity	12,364	11,896

Total Liabilities and Shareholders’ Equity	$26,005	$25,327

The following table provides supplemental share and option data (all amounts in millions of shares, except for average share and exercise prices).

	2004		2003
	12 Weeks Ended 6/12/04	12 Weeks Ended 3/20/04	Year Ended 12/27/03	12 Weeks Ended 6/14/03
Beginning Net Shares Outstanding	1,708	1,705	1,722	1,718
Options Exercised	10	15	26	7
Shares Repurchased	(21)	(12)	(43)	(3)

Ending Net Shares Outstanding	1,697	1,708	1,705	1,722

Weighted Average Basic	1,704	1,707	1,718	1,720
Dilutive securities:
Options	35	25	17	13
Restricted Stock Units	1	1	—	—
ESOP Convertible Preferred Stock/Other	3	3	4	3

Weighted Average Diluted	1,743	1,736	1,739	1,736

Average Share Price for the period	$53.89	$49.23	$44.06	$42.40

Growth Versus Prior Year	27%	22%

Total Options Outstanding	184	195	211	217
Options in the Money	184	167	162	150
Dilutive Options	35	25	17	13
Dilutive Options as % of Options in the Money	19%	15%	11%	8%

Average Exercise Price of Options in the Money	$39.83	$37.67	$34.73	$33.51

Reconciliation of GAAP and Non-GAAP Information

Management operating cash flow is the primary measure management uses to monitor cash flow performance. It is not a measure calculated under generally accepted accounting principles (GAAP) in the United States. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities. The table below reconciles net cash provided by operating activities as reflected in our Condensed Consolidated Statement of Cash Flows to our management operating cash flow.

	24 Weeks Ended		Full Year Outlook
	6/12/04	6/14/03	2004
Net Cash Provided by Operating Activities	$1,530	$1,699	$4,880
Capital spending	(452)	(578)	(1,500)
Sales of property, plant and equipment	13	12	20

Management Operating Cash Flow	$1,091	$1,133	$3,400